Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 on Form S-3 of Loral Space & Communications Inc. of our report dated March 16, 2009, relating to the consolidated financial statements of XTAR L.L.C. and subsidiary appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 16, 2009